Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

              On June 1, 2012, Ixia, a California corporation (“Ixia”), completed its acquisition of Anue Systems, Inc., a Delaware corporation (“Anue”), pursuant to the terms of an Agreement and Plan of Merger dated as of May 4, 2012 (the “Merger Agreement”) by and among Ixia, Anue, Emily Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Ixia (“Purchaser”), and Alexander Pepe, as the initial representative of the holders of Anue’s formerly outstanding common stock and options and warrants to purchase common stock. Anue is a provider of network visibility and test solutions.

At the closing, Ixia paid total cash consideration of approximately $151.9 million, which amount is subject to a post-closing adjustment based on Anue’s final net working capital. Ixia used cash on hand to fund the consummation of the acquisition.

The following unaudited pro forma condensed combined financial statements reflect the acquisition of Anue using the acquisition method of accounting. The pro forma adjustments are based upon available information and assumptions that Ixia believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma condensed combined financial statements do not include any pro forma adjustments relating to costs of integration that the combined companies may incur as such adjustments would be forward-looking.

The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is presented as if our acquisition of Anue had occurred on March 31, 2012.

The unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012 illustrate the effect of the acquisition of Anue as if it had occurred on January 1, 2011. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the companies. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma condensed combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with (i) the historical audited financial statements and notes thereto of Ixia contained in its Annual Report on Form 10-K for the year ended December 31, 2011, (ii) the historical unaudited financial statements and notes thereto of Ixia contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and (iii) Anue’s consolidated financial statements and accompanying notes included in Exhibit 99.1 to this Current Report on Form 8-K/A.

These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results or consolidated financial position of Ixia. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that Ixia may achieve, or any additional expenses that it may incur, with respect to the combined companies.

The acquisition of Anue has been accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Accordingly, the aggregate consideration of $151.9 million (subject to certain post-closing adjustments) paid to Anue, has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. These allocations reflect preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A.  The preliminary purchase price allocation is subject to adjustment, pending the receipt of certain information, such as the final net working capital computation and the final tax attributes that will be finalized upon the filing of certain pre-acquisition tax returns.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of March 31, 2012
(in thousands)

	Historical
	Ixia	Anue
	March 31, 2012	March 31, 2012	Pro forma Adjustments		Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$49,414	$13,190	$(36,598)	(A)	$26,006
Short-term investments in marketable securities	169,751	—	(73,293)	(A)	96,458
Accounts receivable, net	63,357	7,886	—		71,243
Inventories	26,796	4,058	—		30,854
Deferred income taxes	—	4,288	(4,288)	(B)	—
Prepaid expenses and other current assets	13,330	886	1,065	(B)	15,281

Total current assets	322,648	30,308	(113,114)		239,842

Investments in marketable securities	202,381	—	(57,457)	(A)	144,924
Property and equipment, net	25,817	1,684	—		27,501
Intangible assets, net	42,189	228	74,472	(C)	116,889
Goodwill	66,429	—	93,773	(D)	160,202
Other assets	6,750	95	—		6,845

Total assets	$666,214	$32,315	$(2,326)		$696,203

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,948	$1,042	$—		$10,990
Accrued expenses	31,685	5,407	—		37,092
Deferred revenues	46,731	8,966	(4,183)	(E)	51,514
Income taxes payable	900	1,760	(1,760)	(B)	900

Total current liabilities	89,264	17,175	(5,943)		100,496

Deferred revenues	10,220	2,041	(811)	(E)	11,450
Other liabilities	6,494	800	(468)	(B)	6,826
Convertible senior notes	200,000	—	—		200,000

Total liabilities	305,978	20,016	(7,222)		318,772

Shareholders’ equity:
Common stock	138,277	12	(12)	(F)	138,277
Additional paid-in capital	150,598	5,163	(5,163)	(F)	150,598
Stockholder notes receivable	—	(2,044)	2,044	(F)	—
Retained earnings	68,344	9,171	8,024	(F)	85,539
Accumulated other comprehensive income (loss)	3,017	(3)	3	(F)	3,017

Total shareholders’ equity	360,236	12,299	4,896		377,431

Total liabilities and shareholders’ equity	$666,214	$32,315	$(2,326)		$696,203

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
For the Year Ended December 31, 2011
(in thousands, except per share data)

	Historical
	Ixia	Anue
	December 31, 2011	December 31, 2011	Pro forma Adjustments		Pro forma Combined

Revenues:
Products	$249,670	$31,757	$—		$281,427
Services	58,686	8,754	(1,827)	(G)	65,613
Total revenues	308,356	40,511	(1,827)		347,040

Costs and operating expenses:
Cost of revenues - products	56,801	6,358	—		63,159
Cost of revenues - services	6,520	705	—		7,225
Research and development	75,101	8,010	—		83,111
Sales and marketing	87,011	13,513	—		100,524
General and administrative	33,648	5,555	—		39,203
Amortization of intangible assets	15,980	—	15,675	(H)	31,655
Acquisition and other related	1,100	—	—		1,100
Total costs and operating expenses	276,161	34,141	15,675		325,977

Income from operations	32,195	6,370	(17,502)		21,063
Interest income and other, net	2,059	21	(718)	(I)	1,362
Interest expense	(7,200)	—	—		(7,200)
Income before income taxes	27,054	6,391	(18,220)		15,225
Income tax expense (benefit)	3,279	2,312	(7,088)	(J)	(1,497)
Net income	$23,775	$4,079	$(11,132)		$16,722

Earnings per share:
Basic	$0.34				$0.24
Diluted	$0.33				$0.23

Weighted average number of common and common equivalent shares outstanding:
Basic	69,231				69,231
Diluted	71,664				71,664

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations
For the Three Months Ended March 31, 2012
(in thousands, except per share data)

	Historical
	Ixia	Anue
	March 31, 2012	March 31, 2012	Pro forma Adjustments		Pro forma Combined

Revenues:
Products	$69,043	$11,183	$—		$80,226
Services	16,600	2,848	(106)	(G)	19,342
Total revenues	85,643	14,031	(106)		99,568

Costs and operating expenses:
Cost of revenues - products	14,782	2,119	—		16,901
Cost of revenues - services	2,130	302	—		2,432
Research and development	20,851	2,642	—		23,493
Sales and marketing	24,607	4,655	—		29,262
General and administrative	11,516	4,154	—		15,670
Amortization of intangible assets	4,045	—	3,494	(H)	7,539
Acquisition and other related	425	—	—		425
Total costs and operating expenses	78,356	13,872	3,494		95,722

Income from operations	7,287	159	(3,600)		3,846
Interest income and other, net	110	6	(194)	(I)	(78)
Interest expense	(1,800)	—	—		(1,800)
Income before income taxes	5,597	165	(3,794)		1,968
Income tax expense (benefit)	1,215	66	(1,476)	(J)	(195)
Net income	$4,382	$99	$(2,318)		$2,163

Earnings per share:
Basic	$0.06				$0.03
Diluted	$0.06				$0.03

Weighted average number of common and common equivalent shares outstanding:
Basic	70,580				70,580
Diluted	72,954				72,954

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

IXIA
Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

1.      Background and Basis of Pro Forma Presentation

On June 1, 2012, we completed our acquisition of all of the outstanding shares of common stock of Anue Systems, Inc. (“Anue”). Anue provides solutions to monitor and test complicated networks, including Anue’s Net Tool Optimizer solution that efficiently aggregates and filters network traffic to help optimize network monitoring tool usage.  With this acquisition, we have expanded our addressable market, broadened our product portfolio and grown our customer base. In addition, we expect to leverage Anue’s existing sales channels and assembled workforce, including its experienced development team. These factors, among others, contributed to a purchase price in excess of the estimated fair value of Anue’s net identifiable assets acquired (see summary of net assets below), and, as a result, we have recorded goodwill in connection with this transaction.

The unaudited pro forma condensed combined financial information was prepared based on the historical financial statements of Ixia as filed by Ixia in its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and of Anue, as included in Exhibit 99.1 to this Current Report on Form 8-K/A. The unaudited pro forma condensed combined statements of operations include certain income statement reclassifications from the historical Anue financial statements included in Exhibit 99.1 to (i) separately present product and services cost of revenues, (ii) present stock-based compensation expense in the financial statement caption where the underlying personnel costs are being recorded to (e.g., research and development, general and administrative, etc.), and (iii) reflect Anue’s $1.8 million litigation settlement costs (which was actually incurred in the second quarter of 2012) in the first quarter of 2012 within the general and administrative financial caption.

Our acquisition of Anue has been accounted for under the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and uses the fair value guidance under GAAP. The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires the application of the fair value guidance. The fair value guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair value guidance also requires that the fair value measurements reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Acquisition-related transaction costs (e.g., success-based banking fees, professional fees for legal, accounting, tax, due diligence, valuation and other related services costs) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.

2.      Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed as if the acquisition occurred as of March 31, 2012 (in thousands):

Cash and cash equivalents	$3,153
Accounts receivable	7,886
Inventories	4,058
Prepaid and other assets	2,046
Fixed assets, net	1,684
Identifiable intangible assets	74,700
Goodwill	93,773
Total assets acquired	187,300
Accounts payable, accrued expenses and other liabilities	(6,781)
Deferred revenues	(6,013)
Deferred tax liability, net	(22,590)
Net assets acquired	$151,916

The preliminary purchase price allocation is pending the receipt of certain information, such as the final net working capital computation and the final tax attributes that will be finalized upon the filing by Anue of certain pre-acquisition tax returns. The preliminary purchase price allocation above differs from that included in our Quarterly Report on Form 10-Q for the three month period ended June 30, 2012 due to changes in assets and liabilities of Anue between March 31, 2012 and the acquisition date of June 1, 2012. Such changes have been reflected as an increase in goodwill of $2.3 million reflected in the pro forma adjustments line item in the condensed combined consolidated balance sheet included herein.

The identifiable intangible assets of $74.7 million consist of $45.0 million of acquired technology, $21.9 million of customer relationships, $4.0 million for the Anue trade name, $2.1 million related to non-compete agreements and $1.7 million of other identifiable intangible assets. The fair values of the identifiable intangible assets have been estimated using the income approach. These intangible assets will be amortized using a straight-line method over their expected useful lives ranging from six months to six years. The goodwill recorded in connection with this transaction is not deductible for U.S. income tax purposes.

3.     Pro forma financial statement adjustments

The unaudited pro forma condensed combined balance sheet as of March 31, 2012 is presented as if our acquisition of Anue had occurred on March 31, 2012.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the three months ended March 31, 2012 illustrate the effect of the acquisition of Anue as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the historical audited statement of income for Anue for the year ended December 31, 2011 and Ixia’s historical audited statement of operations for the year ended December 31, 2011.  The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2012 combines the historical unaudited statement of income of Ixia for the three months ended March 31, 2012 and the historical unaudited statement of income of Anue for the three months ended March 31, 2012.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the companies.

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

(A)
To reflect the $151.9 million of consideration paid by Ixia from cash and cash equivalents and short and long-term investments, in connection with the acquisition of Anue, the $10.0 million pre-closing cash dividend paid by Anue to its shareholders, and $5.4 million for acquisition-related transaction costs incurred by Ixia and Anue subsequent to March 31, 2012.

(B)
To reflect the changes in the tax related accounts, including the elimination of deferred income tax assets, the elimination of income taxes payable and the recognition of $1.1 million in income tax receivables, and the $22.6 million in a net deferred tax liability recognized by Ixia as part of the purchase price allocation. The recognition of the $22.6 million deferred tax liability as part of the Anue acquisition resulted in the release of Ixia’s valuation allowance for the same amount, which is shown as an increase to retained earnings. See Note (F).

(C)	To eliminate Anue’s historical intangible assets, net, of $228,000 and record the preliminary estimate of intangible assets for our acquisition of Anue of $74.7 million.

(D)	To record the preliminary estimate of goodwill for our acquisition of Anue of $93.8 million.

(E)	To adjust Anue's deferred revenue to the estimated fair value of $6.0 million.

(F)
To eliminate Anue’s historical shareholders’ equity and to reflect Anue’s pre-closing cash dividend paid to its shareholders of $10.0 million, the $5.4 million of non-recurring acquisition-related transaction costs incurred by Ixia and Anue subsequent to March 31, 2012, and the resulting $22.6 million release of Ixia’s valuation allowance as a result of the recognition of the $22.6 million deferred tax liability as part of the Anue acquisition. See Note (B).

(G)	To reflect the resulting decrease in services revenue as part of the fair value adjustment to Anue’s deferred revenue balances. See Note (E).

(H)	To record the amortization of the preliminary fair value of Anue’s intangible assets as follows:

(Dollars in thousands)	Intangible Asset	Estimated Useful Life (years)	Pro forma amortization for the year ended December 31, 2011	Pro forma amortization for the three months ended March 31, 2012

Existing Technology	$45,000	5.0	$9,000	$2,250
Customer Relationships	21,900	6.0	3,650	913
Trade Names	4,000	5.0	800	200
Non-Compete	2,100	4.0	525	131
Order Backlog	1,700	0.5	1,700	—
	$74,700		15,675	3,494

(I)
To record the estimated decrease in interest income computed at the average yield of 0.5% for the year ended December 31, 2011 and the three months ended March 31, 2012, due to the reduction in cash and investments used for the acquisition.

(J)	To record the tax effect of the pro forma adjustments calculated at the statutory rate of 38.9%.